As filed with the Securities and Exchange Commission on June 13, 2008
Registration No.  333-114010
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
___________________________________

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kinetic Concepts, Inc.
(Exact name of registrant as specified in its charter)
Texas (State or other jurisdiction of incorporation or organization)	74-1891727 (I.R.S. Employer Identification No.)
8023 Vantage Drive San Antonio, Texas (Address of Principal Executive Offices)	78230 (Zip Code))

KINETIC CONCEPTS, INC.  2004 EQUITY PLAN
KINETIC CONCEPTS, INC. 2004 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Stephen D. Seidel, Esq.
Sr. Vice President, General Counsel and Secretary
Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, TX 78230
 (Name and address of agent For service)

(210) 524-9000
(Telephone number, including area code, of agent for service)

Copies to:
Charles W. Mulaney, Jr., Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive, Suite 2300 Chicago, IL 60606 (312) 407-0700	William J. McDonough, Jr., Esq. Cox Smith Matthews Incorporated 112 E. Pecan Street, Suite 1800 San Antonio, Texas 78205 (210) 554-5500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer [X]	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

                                                                      ⁭

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Amendment”) filed by Kinetic Concepts, Inc. (the “Registrant”), deregisters certain shares of the Registrant’s common stock, $0.001 par value per share, that had been registered for issuance under the Kinetic Concepts, Inc. 2004 Equity Plan (the “2004 Plan”) on the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2004 (File No. 333-114010) (the “Registration Statement”). On May 20, 2008, stockholders of the Registrant approved the Kinetic Concepts, Inc. 2008 Omnibus Stock Incentive Plan (the “2008 Plan”).  The 2008 Plan is a successor to both the 2004 Plan and the 2003 Non-Employee Directors Stock Plan (the “2003 Plan”). Following stockholder approval, the 2008 Plan replaced the 2003 Plan and the 2004 Plan, in advance of their expiration, and the aggregate remaining of approximately 126,826 authorized shares under the 2003 Plan and 1,127,200 authorized shares under the 2008 Plan, in each case as of May 20, 2008 were cancelled. Effective May 20, 2008, no new awards shall be made under the 2003 Plan or the 2004 Plan and any and all shares that would otherwise become available for issuance under the terms of the 2003 Plan or the 2004 Plan by reason of the expiration, cancellation, forfeiture or termination of an outstanding award under such plans shall again be available for grant under the 2008 Plan as of the date of such expiration, cancellation, forfeiture or termination.

A total of 7,000,000 shares of common stock had originally been reserved for issuance under the 2004 Plan and were registered on the Registration Statement. This Amendment deregisters 1,127,200 of such shares (the “Deregistered Securities”).

Pursuant to Rule 457(p) under the Securities Act of 1933, the filing fee of $5,813 associated with the Deregistered Securities that was paid in connection with the Registration Statement is being offset against the total filing fee due under the registration statement being filed by the Registrant on the date hereof to register common stock for issuance under the 2008 Plan.

Item 8.  Exhibits

Exhibit No.	Description of Exhibit

24.1	Power of Attorney (incorporated by reference to the signature pages of the Registrant’s Registration Statement on Form S-8 (File No. 333-114010).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 13th day of June 2008.

Kinetic Concepts, Inc.

By:	/s/ Catherine M. Burzik
Catherine M. Burzik
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Catherine M. Burzik Catherine M. Burzik	Director, President and Chief Executive Officer (Principal Executive Officer)	June 13, 2008
/s/ Martin J. Landon Martin J. Landon	Senior Vice President and Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	June 13, 2008
* Ronald W. Dollens	Chairman of the Board of Directors	June 13, 2008
* James R. Leininger, M.D.	Director	June 13, 2008
* John P. Byrnes	Director	June 13, 2008
Woodrin Grossman	Director
* Harry R. Jacobson, M.D.	Director	June 13, 2008
* N. Colin Lind	Director	June 13, 2008

Signature	Title	Date
* David J. Simpson	Director	June 13, 2008
* C. Thomas Smith	Director	June 13, 2008
* Donald E. Steen	Director	June 13, 2008

*BY	/s/ Martin J. Landon
Martin J. Landon
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

24.1	Power of Attorney (incorporated by reference to the signature pages of the Registrant’s Registration Statement on Form S-8 (File No. 333-114010).